Exhibit 99.1

SELECT INTERIOR CONCEPTS ANNOUNCES 2018 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Atlanta, Georgia – March 15, 2019 – Select Interior Concepts, Inc. (NASDAQ: SIC), a premier installer and nationwide distributor of interior building products, today announced its financial results for the fourth quarter and full year ended December 31, 2018.

FOURTH QUARTER 2018 FINANCIAL HIGHLIGHTS COMPARED TO FOURTH QUARTER 2017

•	Consolidated net sales increased 32.6% to $133.0 million, including organic sales growth of 4.5%
•	Gross Profit grew 20.3% to $34.6 million
•	Net loss of $1.8 million, compared to net loss of $15.0 million
•	Adjusted EBITDA increased 7.1% to $14.9 million
•	Acquired T.A.C. Ceramic Tile Co., an installer of residential and light commercial flooring in Virginia, Maryland and West Virginia, with approximately $70 million in annualized sales

FULL YEAR 2018 FINANCIAL HIGHLIGHTS COMPARED TO FULL YEAR 2017

•	Consolidated net sales increased 38.8% to $489.8 million, including organic sales growth of 8.1%
•	Gross Profit grew 28.5% to $133.5 million
•	Net loss was $2.5 million, compared to net loss of $11.3 million
•	Adjusted EBITDA increased 15.8% to $54.4 million
•	Completed five acquisitions with combined annualized sales of approximately $130 million
•	In March 2019, acquired Intown Design, a distributor of residential and light commercial countertops and cabinets in the southeast with annualized sales of approximately $20 million
•	Remediated material weakness from 2017 annual audit

Tyrone Johnson, Chief Executive Officer of Select Interior Concepts, stated, “We achieved significant growth in our business during 2018. We delivered over 8% organic sales growth, completed five highly complementary acquisitions and continued to produce above-industry average margins. This progress and profitability were in line with our objectives to expand market share and diversify across geography, product and channel while investing in our public company infrastructure to support the next chapter of our growth.”

Mr. Johnson continued, “With the addition of Intown Design, annual net sales on a run-rate basis including acquisitions are approximately $600 million. This positions us as a key industry player in both our installation and distribution businesses. In 2019, we plan to drive additional growth through our deep pipeline of acquisition targets and organic growth initiatives, which are providing strong momentum. We are excited for the year ahead and remain focused on improving our margins on acquired revenues as we integrate and ramp up cross selling-efforts across our network. With our scalable platform and strong balance sheet, we are on solid footing to achieve our objectives in 2019 and beyond.”

RESULTS FOR THE FOURTH QUARTER OF 2018

Net sales for the fourth quarter of 2018 increased by 32.6% to $133.0 million, compared to net sales of $100.3 million for the fourth quarter of 2017. Residential Design Services (“RDS”) segment sales increased 35.3% and Architectural Surfaces Group (“ASG”) segment sales increased 30.9%, compared to the fourth quarter of 2017. Net sales increased on an organic basis by $4.5 million or 4.5%, driven by volume and price/mix. Acquisitions added $28.2 million to net sales.

Gross profit for the fourth quarter of 2018 increased by 20.3% to $34.6 million, compared to $28.8 million for the fourth quarter of 2017. The increase in gross profit was due to higher net sales from organic and acquisition initiatives. Gross margin for the fourth quarter of 2018 was 26.0%, compared to 28.7% for the fourth quarter of 2017. Approximately 90% of the gross margin decrease is related to non-recurring inventory adjustments in the ASG segment. The remainder of the decrease is primarily as a result of opportunistic acquisitions in the ASG segment that generated lower gross margin than the legacy business and higher depreciation.

Operating expenses for the fourth quarter of 2018 were $31.1 million, or 23.4% of net sales, compared to $37.5 million, or 37.4% of net sales, for the fourth quarter of 2017. Operating expenses for the fourth quarter of 2018 and fourth quarter of 2017 included $3.4 million and $18.2 million, respectively, of nonrecurring costs, primarily for professional fees, and equity-based compensation. Excluding the impact of these costs, operating expenses as a percent of net sales increased year-over-year to 20.8% for the fourth quarter of 2018, from 19.3% for the fourth quarter of 2017. The percentage increase reflects additional M&A resources and incremental operating expenses from recently acquired businesses ahead of anticipated synergy realization. The percentage increase also reflects investments in the Company’s public company infrastructure and higher depreciation.

For the fourth quarter of 2018, the Company reported a net loss of $1.8 million, or a loss of $0.07 per diluted share, compared to a net loss (including net loss of predecessor) of $15.0 million for the fourth quarter of 2017.

Adjusted EBITDA for the fourth quarter of 2018 increased by 7.1% to $14.9 million, compared to Adjusted EBITDA of $13.9 million for the fourth quarter of 2017. For the fourth quarter of 2018, adjusted EBITDA as a percent of net sales was 11.2%, compared to 13.8% for the prior year quarter, primarily attributable to the factors discussed in gross margin and operating expenses.

RESULTS FOR THE FULL YEAR 2018

Net sales for the full year 2018 increased by 38.8% to $489.8 million, compared to net sales of $353.0 for the full year 2017. RDS segment sales increased 38.9% and ASG segment sales increased 39.0%, compared to the prior year. Net sales increased on an organic basis by $28.7 million or 8.1%, driven by volume and price/mix. Acquisitions added $108.1 million to net sales.

Gross profit for the full year 2018 increased by 28.5% to $133.5 million, compared to $103.9 million for the full year 2017. The increase in gross profit was due to higher net sales from organic and acquisition initiatives. Gross margin for the full year 2018 was 27.2%, compared to 29.4% for the prior year, primarily due to the opportunistic acquisitions in the ASG segment, fourth quarter non-recurring inventory adjustments and higher depreciation.

Operating expenses for the full year 2018 were $121.4 million, or 24.8% of net sales, compared to $97.7 million, or 27.7% of net sales, for the full year 2017. Operating expenses for the full years 2018 and 2017 included $18.4 million and $22.5 million, respectively, of nonrecurring costs, primarily for professional fees and equity-based compensation. Excluding the impact of these costs, operating expenses as a percent of net sales decreased year-over-year to 21.0% in 2018, from 21.3% in 2017.

For the full year 2018, the Company reported a net loss of $2.5 million, or a loss of $0.10 per diluted share, compared to a net loss (including net loss of predecessor) of $11.3 million for the prior year.

Adjusted EBITDA for the full year 2018 increased by 15.8% to $54.4 million, or 11.1% of net sales, compared to Adjusted EBITDA of $47.0 million, or 13.3% of net sales, for the prior year. For the full year 2018, adjusted EBITDA as a percent of net sales was 11.1%, compared to 13.3% for the full year 2017, primarily attributable to the factors discussed in gross margin and operating expenses.

As of December 31, 2018, the Company had unrestricted cash on hand of $6.4 million and available borrowing capacity under its revolving credit facility of $52.5 million.

FINANCIAL RESULTS CONFERENCE CALL AND WEBCAST DETAILS

The Company will host a conference call today at 9:00 a.m. EDT to discuss results for the fourth quarter and full year ended December 31, 2018. To participate in the conference call, dial 1-877-705-6003 from the United States, and international callers may dial 1-201-493-6725, approximately 15 minutes before the call. A webcast and presentation will also be available at www.selectinteriorconcepts.com under the investor relations section.

A replay of the call and webcast will be available on the Company's website approximately 4 hours after the completion of the call.

ABOUT SELECT INTERIOR CONCEPTS

Select Interior Concepts is a premier installer and nationwide distributor of interior building products with leading market positions in highly attractive markets. The Residential Design Services segment provides integrated design, sourcing and installation solutions to customers, in the selection of a broad array of interior products and finishes, including flooring, countertops, cabinets, and related interior items. The Architectural Surfaces Group segment distributes natural and engineered stone through a national network of distribution centers and showrooms under proprietary brand names such as AG&M, Modul, Pental, Bedrock International and Cosmic. For more information, visit: www.selectinteriorconcepts.com.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “estimate,” “intend,” “could,” “should,” “would,” “may,” “seek,” “plan,” “might,” “will,” “expect,” “predict,” “project,” “forecast,” “potential,” “continue,” and other forms of these words or similar words or expressions or the negatives thereof. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events. Forward-looking statements are subject to risks, uncertainties, and other factors that may cause the Company’s actual results, level of activity, performance or achievement to be materially different from the results or plans expressed or implied by such forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at or by which such performance or results will be achieved. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

CONTACTS:

Media Inquiries

Janelle Joseph

(646) 818-9119

Pro-select@prosek.com

Investor Relations:

Rodny Nacier

(470) 548-7370

IR@selectinteriorconcepts.com

Consolidated Balance Sheets

(Dollars in thousands)
ASSETS	Dec 31, 2018	Dec 31, 2017

Cash and cash equivalents	$6,362	$2,547
Restricted cash	3,000	3,000
Accounts receivable, net	63,601	45,284
Inventory	108,270	87,629
Prepaid expenses and other current assets	2,809	2,625
Federal Income taxes receivables	1,263	1,520
Total Current Assets	$185,305	$142,605
Property and equipment, net	19,798	13,226
Deferred tax assets, net	9,355	11,569
Goodwill	94,593	66,326
Intangibles assets, net	100,715	82,263
Other assets	6,248	4,257
Total Assets	$416,014	$320,246

LIABILITIES AND EQUITY
Accounts payable	$37,265	$38,491
Accrued expenses	27,620	19,840
Current portion of long-term debt	1,368	1,449
Current portion of capital leases	500	229
State taxes payable	984	-
Customer deposits	9,908	5,320
Total Current Liabilities	$77,645	$65,329
Long-term debt (less current portion)	142,442	86,897
Long-term capital leases	1,544	664
Line of credit	36,706	19,269
Other long-term liabilities	8,983	-
Total Liabilities	$267,320	$172,159
Stockholders' equity	148,694	148,087
Total Liabilities and Stockholders' Equity	$416,014	$320,246

Consolidated Statement of Operations

(in thousands, except share data)	3 Months Ended Dec 31,		12 Months Ended Dec 31,
Consolidated Statement of Operations	2018	2017	2018	2017

Net revenue	$132,957	$100,261	$489,757	$352,952
Cost of revenue	98,329	71,468	356,303	249,063
Gross profit	$34,628	$28,793	$133,454	$103,889

Selling, general and administrative expenses	31,095	37,509	121,357	97,727
Interest expense	3,265	3,364	11,426	12,761
Loss on extinguishment of debt	-	240	42	988
Other expense, net	532	16	2,115	439

(Loss) income before tax expense	$(264)	$(12,336)	$(1,486)	$(8,026)
Income tax (benefit) expense	1,569	2,633	989	3,320
Consolidated net (loss) income	$(1,833)	$(14,969)	$(2,475)	$(11,346)
Less: net (loss) income of Predecessor		(9,280)		(5,657)
Net (loss) attributable to SIC	$(1,833)	$(5,689)	$(2,475)	$(5,689)

Loss per common share (1)
Basic Class B common	$(0.07)	$(0.22)	$(0.10)	$(0.22)
Basic Class B common	$-	$(0.22)	$-	$(0.22)
Weighted average shares outstanding
Basic Class A common	25,667,043	19,650,000	25,634,342	19,650,000
Basic Class B common	-	5,964,626	-	5,964,626

(1) EPS calculated based on net loss attributable to SIC

Consolidated Statement of Cash Flows

(Dollars in thousands)	3 Months Ended Dec 31,		12 Months Ended Dec 31,
Condensed Statement of Cash flows	2018	2017	2018	2017
Operating Activities
Net cash provided by (used in) operating activities	9,454	(7,821)	12,212	(8,367)
Purchase of property and equipment, net	(1,439)	(1,553)	(8,501)	(4,074)
Acquisitions	(39,871)	(26,763)	(72,123)	(114,763)
Net cash used in investing activities	$(41,310)	$(28,316)	$(80,624)	$(118,837)
Distributions	-	(354)	-	(35,421)
Repurchase of member units		(62,725)	-	(62,725)
Repurchase and retirement of Class B Common Stock		(60,035)	-	(60,035)
Proceeds from November 2017 Private Offering and Private Placement, net of issuance costs of $18.0 million		240,501		240,501
Proceeds from issuance of equity	10	-	553	30
Proceeds on line of credit, net	(7,477)	(22,524)	17,886	8,242
Proceeds from Term Loan	43,000	13,500	57,250	130,000
Principal payments on Term Loan	(263)	(67,573)	(1,050)	(88,949)
Deferred debt issuance costs	(441)	(127)	(958)	(2,952)
Payments on notes payable	(502)	101	(1,454)	(667)
Net cash provided by financing activities	$34,328	$40,765	$72,227	$128,024
Net increase (decrease) in cash	2,471	4,628	3,815	820
Cash and restricted cash, beginning of period	$6,891	$919	$5,547	$4,727
Cash and restricted cash, end of period	$9,362	$5,547	$9,362	$5,547

Segment Information

(in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
Revenue by Business Segment:	2018	2017	2018	2017
Residential Design Services	$74,773	$55,299	$268,362	$193,204
Architectural Surfaces Group	59,446	45,415	223,971	161,114
Eliminations	(1,262)	(452)	(2,576)	(1,366)
Total net revenues	$132,957	$100,262	$489,757	$352,952

Reconciliation of Non-GAAP Measures

(in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
Reconciliation of net income to Adj. EBITDA	2018	2017	2018	2017

Consolidated net (loss) income	$(1,833)	$(14,969)	$(2,475)	$(11,346)
Income tax (benefit) expense	1,569	2,633	989	3,320
Interest expense	3,265	3,604	11,468	13,749
Depreciation and amortization	5,710	4,434	20,487	14,816
EBITDA	$8,711	$(4,298)	$30,469	$20,539

Consulting fees to Trive Capital	-	83	-	1,008
Equity-based and transaction incentive compensation	(2,309)	16,413	2,626	16,794
Nonrecurring Costs	8,454	1,675	21,326	8,656
Adjusted EBITDA	$14,856	$13,873	$54,421	$46,997

elect Interior Concepts, Inc.    For the Three Months Ended September 30,   (in thousands)   2018     2017   Consolidated net income   $ 753     $ 2,812   Income tax (benefit) expense     (42)     545   Interest expense     2,881       3,667   Depreciation and amortization     5,108       3,830   EBITDA     8,700       10,854                     Consulting Fees to Trive Capital     —       409   Share Based and Transaction Incentive Compensation     1,254       —   Nonrecurring Costs     5,116       1,945   Adjusted EBITDA   $ 15,070     $ 13,208   For the Nine Months Ended September 30, 2018     2017 $ (642)   $ 3,623   (580)     687   8,203       10,145   14,777       10,381   21,758       24,836               —       925   4,935       381   12,872       6,981 $ 39,565     $ 33,123

EBITDA is defined as consolidated net income before interest, taxes and depreciation and amortization.

Adjusted EBITDA is defined as consolidated net income before (i) income tax expense, (ii) interest expense, (iii) depreciation and amortization expense, and (iv) adjustments for costs that are deemed to be transitional in nature or not related to our core operations, such as severance, facility closure costs, and professional and legal fees related to business acquisitions, or similar transitional costs and expenses related to integrating acquired businesses into our Company.  Adjusted EBITDA is a non-GAAP financial measure used by us as supplemental measure in evaluating our operating performance.